                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               XL CAPITAL LTD.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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Notes:

                                XL CAPITAL LTD

                               ----------------

               NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

                          To Be Held on April 9, 1999

                               ----------------

                                                              Hamilton, Bermuda
                                                              February 26, 1999

TO THE CLASS A SHAREHOLDERS OF XL CAPITAL LTD:

   Notice is Hereby Given that the Annual General Meeting of Class A Shareholders ("Shareholders") of XL CAPITAL LTD (the "Company") will be held at the Executive Offices of the Company, Cumberland House, One Victoria Street, 9th Floor, Hamilton HM 11, Bermuda, on Friday, April 9, 1999, at 8:30 a.m. local time for the following purposes:

     1. To elect six Class I Directors to hold office until 2002;

     2. To appoint PricewaterhouseCoopers LLP, New York, New York, to act as the independent auditors of the Company for the fiscal year ending November 30, 1999; and

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

   Only Shareholders of record, as shown by the transfer books of the Company at the close of business on February 26, 1999 are entitled to notice of and to vote at the Annual General Meeting.

   PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. A PROXY NEED NOT BE A SHAREHOLDER OF THE COMPANY.

                                          As ordered,

                                          /s/ Brian M. O'Hara
                                              President and Chief Executive
                                              Officer

                                XL CAPITAL LTD

                      CUMBERLAND HOUSE, HAMILTON, BERMUDA

                               ----------------

                                PROXY STATEMENT

                                      FOR

                  THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

                          To Be Held on April 9, 1999

                               ----------------

                                                              February 26, 1999

   The accompanying proxy is solicited by the Board of Directors of XL CAPITAL LTD (the "Company") to be voted at the Annual General Meeting of Class A Shareholders ("Shareholders") of the Company to be held on April 9, 1999 and any adjournments thereof.

   When such proxy is properly executed and returned, the Class A Ordinary Shares, par value U.S.$0.01 per share ("Ordinary Shares" or "Shares"), of the Company it represents will be voted at the meeting on the following: (1) the election of the six nominees for Class I Directors identified herein; (2) the appointment of PricewaterhouseCoopers LLP, New York, New York ("Auditors"), to act as the independent auditors of the Company for the fiscal year ending November 30, 1999; and (3) such other business as may properly come before the meeting or any adjournments thereof.

   Any Shareholder giving a proxy has the power to revoke it prior to its exercise by notice of revocation to the Secretary of the Company in writing, by voting in person at the Annual General Meeting or by execution of a subsequent proxy, provided that such action is taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

   Shareholders of record as of the close of business on February 26, 1999 will be entitled to vote at the meeting. As of February 26, 1999, there were outstanding 108,344,168 Ordinary Shares entitled to vote at the meeting, with each Share entitling the holder of record on such date to one vote (subject to certain provisions of the Company's Articles of Association--see "Beneficial Ownership").

   This Proxy Statement, the attached Notice of Annual Meeting and the accompanying proxy card are first being mailed to Shareholders on or about March 4, 1999.

   Other than the approval of the minutes of the 1998 Annual General Meeting, the Special General Meetings of Shareholders held on August 3, 1998 to approve the merger with Mid Ocean Limited and on February 1, 1999 to approve the change of the Company's name to "XL Capital Ltd", the Company knows of no specific matter to be brought before the Annual General Meeting which is not referred to in this Notice of Meeting. If any such matter comes before the meeting, including any Shareholder proposal properly made, the proxy holders will vote proxies in accordance with their judgment.

   Directors will be elected at the Annual General Meeting by a majority of the votes cast at the meeting by the holders of Shares represented in person or by proxy at the meeting, provided there is a quorum (consisting of holders of at least 50 percent (50%) of the outstanding Shares being present in person or by proxy). Approval of the appointment of the Auditors will be by similar vote.

   All Ordinary Share and related information contained herein has been adjusted for a one-for-one share dividend paid to shareholders of record on July 26, 1996.

                             BENEFICIAL OWNERSHIP

   The following table lists the beneficial ownership of each person or group who, as of a recent date, owned, to the Company's knowledge, more than five percent of the Company's Ordinary Shares outstanding. The table is based upon information contained in filings with the Securities and Exchange Commission (the "Commission").

                                                                     Percentage
                                                            Number       of
                                                              of     Outstanding
                       Name and Address                     Shares    Shares(1)
                       ----------------                   ---------- -----------
      Oppenheimer Capital................................ 16,187,172    14.5%
       Oppenheimer Tower
       World Financial Centre
       New York, NY 10281
      Capital Guardian Trust Company.....................  9,427,430     8.6%
       11100 Santa Monica Boulevard
       Los Angeles, CA 90025
      Scudder Kemper Investments, Inc....................  8,686,740     7.9%
       345 Park Avenue
       New York, NY 10154
      Capital Research and Management Company............  6,760,800     6.2%
       333 South Hope Street
       Los Angeles, CA 90071
      Marsh & McLennan Companies, Inc.(2)................  6,132,442     5.6%
       1166 Avenue of the Americas
       New York, NY 10036-2774

--------
(1) Each Ordinary Share has one vote, except that if, and so long as, the Controlled Shares (as hereinafter defined) of any person constitute ten percent (10%) or more of the issued Ordinary Shares, the voting rights with respect to the Controlled Shares owned by such person shall be limited, in the aggregate, to a voting power of approximately ten percent (10%), pursuant to a formula specified in the Company's Articles of Association. "Controlled Shares" include, among other things, all Ordinary Shares which such person is deemed to beneficially own directly, indirectly or constructively (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934).
(2) Derived from information set forth in the Schedule 13D filed with the Commission by Marsh & McLennan Companies, Inc. ("MMC"), on behalf of itself and Marsh & McLennan Risk Capital Holdings, Ltd. ("MMRCH"), a direct subsidiary of MMC, and MMRC LLC ("MMRC LLC"), a limited liability company indirectly beneficially owned by MMC. The Schedule 13D states that as of August 7, 1998, MMRCH directly owned 5,058,186 of such shares and MMRC LLC directly owned 1,074,256 of such shares. The Schedule 13D states that each of MMRCH and MMRC LLC has the sole power to dispose of the shares owned by it, provided however, that with respect to the shares owned by MMRC LLC, MMRCH has the ability to block a sale of such shares, and if MMRCH desires the sale of such shares, the other members of MMRC LLC have agreed to vote in favor of such a sale.

                              BOARD OF DIRECTORS

   The Company's Articles of Association provide that the Board of Directors shall be divided into three classes designated Class I, Class II and Class III, each class consisting as nearly as possible of one-third of the total number of Directors constituting the entire Board of Directors.

   The term of office for each Director in Class I expires at the Annual General Meeting of the Company in 1999; the term of office for each Director in Class II expires at the Annual General Meeting in 2000; and the term of office for each Director in Class III expires at the Annual General Meeting in 2001; and at each Annual

General Meeting the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the Annual General Meeting to be held in the third year following the year of their election.

   In fiscal 1998, there were nine meetings of the Board and all incumbent Directors attended at least 75% of such meetings and of the meetings held by all committees of the Board of which they were a member. The Board of Directors has passed a resolution that if a Director does not attend 50% of the Board meetings during his term, such Director will not be eligible for nomination for reelection unless the Board feels there are exceptional reasons to retain such Director.

   The Board of Directors has established four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Finance Committee.

Audit Committee

   The Audit Committee of the Board of Directors meets with the Company's independent accountants to discuss the scope and results of their audit and to review the adequacy of the Company's financial reporting, accounting and control systems. The Audit Committee oversees the Company's reserving methodology, and the adequacy of the Company's reserves. Each year the Audit Committee recommends to the Board an independent accounting firm to audit the financial statements of the Company. Messrs. Gould (until he resigned in September 1998), Jeanbart, Rance and Thornton (Chairman), Dr. Thrower and Sir Brian Corby comprised the Audit Committee. The Audit Committee met five times during fiscal 1998.

Compensation Committee

   The Compensation Committee reviews the performance and compensation of senior corporate officers, establishes overall employee compensation policies and recommends to the Board of Directors major compensation programs. The Compensation Committee also recommends to the Board restricted stock and option awards under the Company's stock incentive plans and benefits under other compensation plans of the Company. No member of the Compensation Committee is a member of management or eligible for compensation from the Company other than as a Director unless the Board of Directors determines that such compensation will not affect the independence of the Committee member. Messrs. Clements, Hatcher, Newhouse and Weiser (Chairman) comprised the Compensation Committee. The Compensation Committee met six times during fiscal 1998.

Nominating and Corporate Governance Committee

   The Nominating and Corporate Governance Committee makes recommendations to the Board as to nominations for the Board (including qualifications and criteria for Board and Committee memberships) and compensation for Board and Committee members, as well as structural, governance and procedural matters. The Nominating and Corporate Governance Committee also reviews shareholder proposals, the performance of the Board, tenure and retirement policies of the Board and the Company's succession planning. Messrs. Esposito (Chairman), Clements, Loudon and O'Hara and Dr. Parker comprised the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met seven times during fiscal 1998.

Finance Committee

   The Finance Committee establishes and recommends the financial policies of the Company and reviews the Company's capital management practices, dividend policy, mergers, acquisitions and divestitures, significant strategic investments and new business initiatives, as well as overall investment policy and performance. Messrs. Butt, Esposito, Glauber, Loudon (Chairman), O'Hara, Senter, Thornton and Weiser and Dr. Parker comprised the Finance Committee. The Finance Committee met six times during fiscal 1998.

Directors Compensation

   During fiscal 1998, all Directors, except for those who are also employees of the Company, received an annual fee of $30,000 plus $3,000 per meeting. Committee Chairmen received an annual fee of $3,000 and all Committee members received an attendance fee of $1,500 per meeting. Prior to the beginning of each fiscal year, directors may elect to defer all or part of the Board annual retainer in increments of $5,000. Deferred payments are credited in the form of share units, calculated by dividing 110 percent of the deferred payment by the market value of the Company's stock at the beginning of the fiscal year, in accordance with the terms of the Directors Stock & Option Plan, as amended. Alternatively, Directors may elect to receive their annual retainers in the form of shares having a value equal to their annual fees.

   On December 1, 1998, the following Directors elected to defer all or a portion of their annual retainer:

                                                                         Share
                                                                Amount   Units
      Directors                                                Deferred Credited
      ---------                                                -------- --------
      Michael Butt............................................ $40,000    585
      Robert Clements......................................... $30,000    439
      Robert V. Hatcher....................................... $30,000    439
      John Loudon............................................. $10,000    146
      Robert Newhouse......................................... $40,000    585
      Robert S. Parker........................................ $15,000    219
      Alan Senter............................................. $30,000    439
      John Thornton........................................... $30,000    439
      Ellen Thrower........................................... $15,000    219
      John Weiser............................................. $30,000    439

   On December 1, 1998, all non-employee Directors were granted 2,000 options exercisable at $73.00 per share (the Fair Market Value on December 1, 1998) pursuant to the terms of the 1991 Performance Incentive Program. In addition, Messrs. Corby, Glauber, Jeanbart, Butt and Newhouse each received an additional 4,000 options pursuant to the terms of the 1991 Performance Incentive Program upon their commencement as Directors of the Company.

   A Retirement Plan for Non-Employee Directors (the "Retirement Plan") was implemented effective July 1, 1994, to provide the Directors with a pension on the termination of service for a period equal to the time served as a Director. The amount to be paid to each Director was to equal the annual retainer at the date of termination of service multiplied by the number of years served on the Board. Except in the case of two directors for whom the plan will continue, the Retirement Plan was terminated in 1997 and, under the Company's Stock Plan for Non-employee Directors (the "Stock Plan"), the present value of the accrued benefits of each Director under the Retirement Plan was converted into an equivalent amount of Ordinary Share units (each unit corresponding to one Ordinary Share.) In addition, under the Stock Plan, as of December 1 of each year, Ordinary Share units are credited to the account of each non-employee Director (other than the Directors who continue to accrue benefits under the Retirement Plan). The number of Ordinary Share units credited each year is equal to the annual retainer fee divided by the fair market value of an Ordinary Share on each December 1. Benefits under the Stock Plan will be distributed in the form of Ordinary Shares following termination of a non-employee Director's service on the Board.

   Michael P. Esposito, Jr.'s annual compensation as Chairman of the Board with respect to fiscal 1998 comprised a salary of $250,000, pension contributions of $25,000, bonus of $250,000, a grant of 1,365 incentive stock options at an exercise price of $73.00 per share, a grant of 36,135 options at an exercise price of $73.00 per share and a restricted stock award of 6,850 shares.

Certain Transactions

   Certain Shareholders of the Company and their affiliates, including the employers of or entities otherwise associated with certain of the Directors, have purchased insurance, reinsurance or other services from the Company's subsidiaries on terms the Company believes were no more favorable to the insured than those made available to non-affiliated customers.

   Through its subsidiaries, the Company has engaged and may continue to engage, in the ordinary course of its business, in insurance, reinsurance, investment or other transactions with subsidiaries of J&H Marsh & McLennan Global Broking Limited (collectively "J&H Marsh") or companies in which J&H Marsh has equity interests, including Marsh & McLennan Capital Corp. ("MMCC") and Risk Capital Reinsurance Company ("RCRe"). Robert Clements, a Director of the company, is a consultant to MMCC and has been the Chairman of Risk Capital Holdings, Inc., the parent company of RCRe, since its formation in 1995.

   A subsidiary of the Company provides property catastrophe reinsurance to Island Heritage Insurance Company, Ltd., a Cayman Islands insurer ("Island Heritage"). Messrs. Clements and Thornton, Directors of the Company, are directors of Island Heritage, and Messrs. Esposito, Loudon, O'Hara and Weiser are shareholders in Island Heritage. The Company believes that the reinsurance provided to Island Heritage is on terms no more favorable than those provided to other ceding companies.

   A subsidiary of the Company owns a 13 percent interest in Measurisk Group, a New York limited liability company, of which Mr. Glauber is a director.

   The Company has consulting agreements with two Directors, Robert J. Newhouse and Michael Butt, for terms of two years from October 31, 1998 in the case of Mr. Newhouse and one year from December 31, 1998 in the case of Mr. Butt. The consulting agreements provide that the duties and time commitments shall be as mutually agreed by the Company and Messrs. Newhouse and Butt, respectively, and that the Company will pay to Messrs. Newhouse and Butt annual consulting fees of $250,000 and $535,000, respectively. Such agreements provide for certain other benefits to Messrs. Newhouse and Butt, including in the case of Mr. Newhouse that his surviving spouse shall receive $187,500 per year for three years from his death. Messrs. Newhouse and Butt are subject to non-competition covenants during the terms of their consulting agreements and thereafter for periods of 12 months and 24 months, respectively.

   The Company has provided to Mr. O'Hara, a Director and the President and Chief Executive Officer of the Company, a facility to borrow up to $1 million from the Company. This facility does not bear interest unless Mr. O'Hara terminates his employment with the Company, at which time the interest will be the applicable United States Federal rate for long-term loans determined in accordance with Section 1274(d) of the United States Internal Revenue Code of 1986, as amended (the "Federal Rate"). The facility requires repayment of amounts drawn in ten annual installments.

   In 1998, the Company provided to Mr. Robert J. Cooney, Executive Vice President of the Company and President and Chief Executive Officer of XL Insurance Ltd, a recourse loan in the amount of $488,000, in connection with certain income tax liabilities arising from the vesting of restricted stock under the Company's stock-based incentive compensation plans. This loan bears interest at the applicable Federal Rate and is repayable at the end of its five-year term or within 30 days after termination of employment. Interest is payable annually.

Section 16(a) Beneficial Ownership Reporting Compliance

   The Company is not aware of any Director or officer who failed to file on a timely basis disclosure reports required by Section 16 of the Securities Exchange Act of 1934, except that certain Forms 3 or 4 were filed after their date due.

                           I. ELECTION OF DIRECTORS

   At the Annual General Meeting, six Directors are to be elected to hold office until the 2002 Annual General Meeting of Shareholders. All of the nominees are currently serving as Directors and were appointed in accordance with the Company's Articles of Association. The Directors of the Company will continue to serve in accordance with their previously appointed or elected terms.

   Unless authority is withheld by the Shareholders, it is the intention of the persons named in the enclosed proxy to vote for the nominees listed below. All of the nominees have consented to serve if elected, but if any becomes unavailable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee. The name, principal occupation and other information concerning each Director is set forth below.

   The Board of Directors recommends that Shareholders vote FOR the nominees.

                    NOMINEES FOR WHOM PROXIES WILL BE VOTED

Nominees for Class I Directors whose terms expire in 2002:

   Robert Clements, age 66, has been a Director of the Company since 1986. Mr. Clements has served as Chairman of Marsh & McLennan Risk Capital Corp. since 1994. He served as President of Marsh & McLennan Companies, Inc. from 1992 to 1994 and has been a director of Marsh & McLennan Companies, Inc. since 1981. He previously served as President and Chairman of the Board of Marsh and McLennan, Incorporated from 1985 and 1988, respectively. Mr. Clements also serves as Chairman and director of Risk Capital Holdings, Inc., the parent company of RCRe, and as a director of Annuity and Life Re (Holdings), Ltd., Stockton Reinsurance Limited and Hiscox plc. Mr. Clements is Chairman of the Board of Trustees of the College of Insurance and a member of Rand Corp. President's Council.

   Michael P. Esposito, Jr., age 59, has been Chairman of the Board since 1995 and a Director of the Company since 1986. Mr. Esposito has been Co-Chairman of Inter-Atlantic Capital Partners, Inc. since 1995. Mr. Esposito served as Chief Corporate Compliance, Control and Administration Officer of The Chase Manhattan Corporation from 1991 to 1995, having previously served as Executive Vice President and Chief Financial Officer from 1987 to 1991. Mr. Esposito served as a director of Mid Ocean Limited from 1995 to 1998 and currently serves as a director of Annuity and Life Re (Holdings), Ltd., Risk Capital Holdings, Inc. and Forest City Enterprises.

   Robert Glauber, age 59, has been a Director of the Company since August of 1998. Mr. Glauber served as a director of Mid Ocean Limited and has been a Lecturer at the John F. Kennedy School of Government, Harvard University, in Cambridge, Massachusetts, since 1992. Mr. Glauber formerly was the Under Secretary at the U.S. Treasury Department, Washington, D.C., and was Professor of Business Administration at the Harvard Business School. Mr. Glauber is a director of Dun & Bradstreet Corp., various Dreyfus Corp. investment funds, the National Association of Securities Dealers, Inc., the Federal Reserve Bank of Boston and the Measurisk Group.

   Paul Jeanbart, age 59, has been a Director of the Company since August of 1998. Mr. Jeanbart has been the Chief Executive Officer of Rolaco Group of Companies since 1977. Mr. Jeanbart also serves as a director of Rolaco Holdings S.A., Club Mediterranee S.A., Semiramis Hotel Co., Delta International Bank S.A. and SODEXHO Alliance S.A. Mr. Jeanbart served as a director of Mid Ocean Limited from 1994 to 1998.

   Cyril Rance, age 64, has been a Director of the Company since 1990. Mr. Rance served as President and Chief Executive Officer of the Bermuda Fire & Marine Insurance Co. Ltd. from 1985 to 1990. Mr. Rance also serves as a director of several local hotel, communications, real estate and insurance companies located in Bermuda.

   Ellen E. Thrower, age 52, has been a Director of the Company since December 1995. Dr. Thrower has been President and Chief Executive Officer of The College of Insurance since 1988.

         DIRECTORS WHOSE TERMS OF OFFICE DO NOT EXPIRE AT THIS MEETING

Class II Directors whose terms expire in 2000:

   Sir Brian Corby, age 69, has been a Director of the Company since August of 1998. Sir Brian served as Chief Executive Officer of Prudential Corporation plc from 1982 to 1990 and as Chairman of Prudential Corporation plc from 1990 to 1995. Among other positions he has held are President of the Confederation of British Industry, President of the Geneva Association and a director of the Bank of England. Sir Brian served as a director of Mid Ocean Limited from 1995 to 1998. Sir Brian has been the Chairman of The Brockbank Group, plc since 1997 and is also Chairman of East of England Inward Investment Agency, Cambridge, England and a Director of Pan Holding SA, Luxembourg.

   Robert V. Hatcher, Jr., age 68, has been a Director of the Company since June 1997. Mr. Hatcher served as Chairman of Johnson & Higgins from 1982 until his retirement in 1990. Mr. Hatcher also serves as a director of Media General and Front Royal.

   Robert J. Newhouse, age 74, has been a Director of the Company since August of 1998. Mr. Newhouse was formerly the Chairman of the Board of Mid Ocean Limited. He served as Vice Chairman of Marsh & McLennan Companies Inc., as a Member of the Office of the Chairman of Marsh & McLennan Companies Inc. and as a member of the Executive Committee of Marsh & McLennan Companies Inc. until 1990. Mr. Newhouse was elected a director of Marsh & McLennan Companies Inc. in 1971, Executive Vice President in 1974 and President in 1976. He was elected Vice Chairman of Marsh & McLennan Companies Inc. in 1988. Mr. Newhouse also serves as a Director of Trident Corp.

   Brian M. O'Hara, age 50, has been President and Chief Executive Officer of the Company since 1994 and a Director of the Company since 1986, having previously served as Vice Chairman of the Company from 1987 to 1994. He has also served as Chairman and Chief Executive Officer of XL Insurance Ltd since December 1995, having served as Chairman, President and Chief Executive Officer from 1994, as President and Chief Executive Officer from 1992, and as President and Chief Operating Officer from 1986. Mr. O'Hara served as a director of Mid Ocean Limited and currently serves as a director of Annuity and Life Re (Holdings), Ltd. and the Bermuda Commercial Bank Limited.

   John T. Thornton, age 61, has been a Director of the Company since 1988. Mr. Thornton has served as Executive Vice President and Chief Financial Officer of Norwest Corporation from 1987 to 1998. Mr. Thornton currently serves as Executive Vice President and Financial Executive of Wells Fargo & Co.

   John Weiser, age 67, has been a Director of the Company since 1986. Mr. Weiser served as Senior Vice President and director of Bechtel Group, Inc. from 1980 to 1997 and continues as a director thereof. Mr. Weiser also served as President of Bechtel Enterprises, Inc. from 1988 to 1992 and as General Counsel of Bechtel Group, Inc. from 1980 to 1988 and from 1992 to 1994.

Class III Directors for terms to expire in 2001:

   Michael Butt, age 56, has been a Director of the Company since August of 1998. Mr. Butt was formerly a director and the President and Chief Executive Officer of Mid Ocean Limited from June 1993 until its merger with the Company's predecessor company in August of 1998. Mr. Butt has served as a director of the Instituto Nazionale di Assicurazioni, Rome from November 1993 to December 1997, and the Bank of N.T. Butterfield & Son, Ltd. since October 1996. From 1992 to April 1993, Mr. Butt served as a director of Phoenix Securities Limited, a private investment banking firm based in London. From 1987 to 1992 he was a director of BAT Industries and Chairman and Chief Executive Officer of Eagle Star Holdings Plc and Eagle Star Insurance Company. From 1982 to 1986, Mr. Butt was Chairman of Sedgwick Limited and Vice Chairman of Sedgwick Group Plc.

   Ian R. Heap, age 73, has been a Director of the Company since 1987 and was Chairman of the Board of the Company from 1988 to 1992. He was President and Chief Executive Officer of the Company and XL Insurance Ltd from 1987 to 1988. From 1992 to 1993 he served as President and Chief Executive Officer of Mid Ocean Reinsurance Company Ltd. Mr. Heap also serves as a director of Risk Capital Holdings, Inc. Mr. Heap has served as President and Chief Executive Officer of X.L. Insurance Company of America, Inc. since 1998.

   John Loudon, age 62, has been a Director of the Company since 1992. Mr. Loudon has been Chairman of Caneminster Ltd., a British investment company, since 1991 and previously served as Chairman of Warrior International Limited from 1988 to 1991. Mr. Loudon also serves as a director of Heineken N.V., Derby Trust plc, Ocean Group plc, SHV Holdings N.V. and Hiscox plc.

   Robert S. Parker, age 61, has been a Director of the Company since 1991. Dr. Parker has been Dean of the School of Business Administration at Georgetown University since 1986. Dr. Parker also serves as a director of Back Bay Restaurant Group, Inc.

   Alan Z. Senter, age 57, has been a Director of the Company since 1986. Mr. Senter served as Executive Vice President and Chief Financial Officer of Nynex Corporation from 1994 to 1997. Mr. Senter served as Principal of Senter Associates, a financial advisory company, from 1993 to 1994. Mr. Senter served as a director and Executive Vice President and Chief Financial Officer of International Specialty Products and GAF Corporation from 1992 to 1993. Mr. Senter previously served as the Vice President and Senior Financial Officer of Xerox Corporation from 1990 to 1992. Mr. Senter also serves as a director of InterVu, Inc.

          EQUITY SECURITIES OWNED BENEFICIALLY AS OF JANUARY 31, 1999

   The following table summarizes the beneficial ownership as of January 31, 1999, of the Shares of the Company by each Director and executive officer of the Company for the year ended November 30, 1998, and all such Directors and executive officers of the Company as a group.

                                                 Number of Number of
      Name                                        Shares   Options(1) Total(2)
      ----                                       --------- ---------- ---------
      Mark E. Brockbank.........................   547,086    68,011    615,097
      Michael A. Butt...........................   244,511   118,366    362,877
      Robert Clements(3)........................    51,392    20,599     71,991
      Robert J. Cooney(4).......................   103,550   349,000    452,550
      Sir Brian Corby...........................     1,471    10,599     12,070
      Michael P. Esposito, Jr.(5)...............    54,024   180,062    234,086
      Robert R. Glauber.........................    10,430    15,198     25,628
      Robert V. Hatcher, Jr.....................     1,469    11,000     12,469
      Ian R. Heap(6)............................     6,000    16,000     22,000
      Paul Jeanbart(7)..........................     4,535     9,066     13,601
      Henry C.V. Keeling........................   129,693   105,968    235,661
      John Loudon...............................     2,783    16,000     18,783
      Robert R. Lusardi(8)......................    28,000   170,500    198,500
      Robert J. Newhouse........................    89,046   193,714    282,760
      Brian M. O'Hara...........................   287,947   848,688  1,136,635
      Robert S. Parker..........................     3,938    16,000     19,938
      Cyril Rance...............................     6,606    16,000     22,606
      Alan Z. Senter............................     3,774    16,000     19,774
      John T. Thornton..........................    10,676    16,000     26,676
      Ellen E. Thrower..........................     2,341    14,000     16,341
      John W. Weiser(9).........................    33,456    16,000     49,456
                                                 --------- ---------  ---------
      All Directors and executive officers of
      the Company as a group (21 individuals)... 1,622,728 2,226,771  3,849,499
                                                 ========= =========  =========

--------
(1) Includes Shares issuable upon exercise of outstanding options.
(2) To the Company's knowledge, no Director or executive officer other than Mr. O'Hara had a beneficial ownership interest in excess of 1 percent of the outstanding Shares as of January 31, 1999. As a group, all Directors and executive officers of the Company had a beneficial ownership interest in approximately 3.5% of the outstanding shares as of January 31, 1999. The percentages of outstanding Shares are calculated separately for each Shareholder and for all Directors and executive officers of the Company as a group on the basis of the number of outstanding Shares as of January 31, 1999.
(3) Includes 12,258 Shares that Mr. Clements owns indirectly.
(4) Excludes 2,128 Shares owned by Mr. Cooney's family as to which Mr. Cooney disclaims beneficial ownership.
(5) Includes 4,000 Shares that Mr. Esposito owns indirectly. Excludes 15,000 options assigned to members of his family.
(6) Includes 4,000 Shares that Mr. Heap owns indirectly.
(7) Includes 3,064 Shares that Mr. Jeanbart owns indirectly.
(8) Includes as options 40,500 Shares issuable upon the exercise of a warrant dated as of December 1, 1997 purchased by Mr. Lusardi from the Company. The warrant may be exercised in whole or in part from time to time at an exercise price equal to $61.50 per Share until the close of business on November 30, 2007.
(9) Includes 14,000 options assigned to a family partnership.

                            EXECUTIVE COMPENSATION

                          SUMMARY COMPENSATION TABLE

   The following table shows the compensation of the five most highly compensated executive officers of the Company for services paid for or rendered with respect to fiscal 1998 to the Company and its subsidiaries in all capacities:

                                                                              Long-Term Compensation
                                                                  -----------------------------------------------
                                   Annual Compensation                   Awards                  Payouts
                         ---------------------------------------- --------------------- -------------------------
                                                       Other      Restricted Securities Long-term
   Name and Principal                                 Annual        Stock    Underlying Incentive    All Other
        Position         Year  Salary    Bonus    Compensation(1)   Awards    Options    Payouts  Compensation(2)
   ------------------    ---- -------- ---------- --------------- ---------- ---------- --------- ---------------
Brian M. O'Hara(3)...... 1998 $650,000 $1,250,000    $123,065     $1,277,500    75,000     $ 0        $65,000
 President and Chief     1997  550,000    750,000     111,775              0   100,000       0         55,000
 Executive Officer of
  the                    1996  550,000  1,000,000     104,358      3,522,375   354,490       0         55,000
 Company
Mark E. Brockbank(4).... 1998 $618,750 $1,081,265    $ 33,726     $  365,000    60,000     $ 0        $60,019
 Executive Vice
 President of the
 Company and Chief
 Executive Officer of
 The Brockbank
 Group plc
Robert J. Cooney(3)..... 1998 $475,000 $  600,000    $112,054     $  365,000    40,000     $ 0        $47,500
 Executive Vice          1997  400,000    400,000     101,355              0    50,000       0         40,000
 President of the        1996  400,000    350,000     101,365        946,875    50,000       0         40,000
 Company and President
 and Chief Executive
 Officer of XL Insurance
 Ltd
Robert R. Lusardi(5).... 1998 $316,000 $  600,000    $133,178     $1,779,500   130,000     $ 0        $40,000
 Executive Vice
 President and Chief
 Financial Officer of
 the Company
Henry C.V. Keeling(6)... 1998 $400,000 $  350,000    $188,588     $  365,000    60,000     $ 0        $40,000
 Executive Vice
 President of the
 Company and President
 and Chief Executive
 Officer of XL Mid
 Ocean Reinsurance Ltd

--------
(1) Mr. O'Hara received $96,000 for housing expenses in each of fiscal 1998, 1997 and 1996. Mr. Cooney received $96,000 for housing expenses in fiscal 1998, 1997 and 1996. Mr. Lusardi received $36,000 for housing expenses in fiscal 1998. Mr. Keeling received $134,000 for housing expenses in fiscal 1998.
(2) All other compensation relates to contributions to the Money Accumulation Pension Plan.
(3) See "Board of Directors--Certain Transactions."
(4) Compensation for Mr. Brockbank is converted to U.S. dollars from UK pounds sterling at a conversion rate of 1.65, for the year ending September 30, 1998. Compensation is included for the period prior to the merger with Mid Ocean Limited.
(5) Mr. Lusardi commenced his employment with the Company on February 17, 1998.
(6) Includes compensation for the period prior to the merger with Mid Ocean Limited.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

   The following table shows the options granted in the last fiscal year to the five most highly paid executive officers together with the potential realizable value at assumed rates of return:

                                                                                Potential Realizable
                                                                                  Value at Assumed
                                                                               Annual Ratio of Stock
                                                                               Price Appreciation for
                                          Individual Grants                         Options Term
                         ----------------------------------------------------- ----------------------
                                          % of
                         Number of    Total Options Exercise
                         Securities    Granted to    or Base
                         Underlying     Employees     Price
                          Options        in Last      (per
          Name           Granted(1)    Fiscal Year  share)(2) Expiration Data      5%         10%
          ----           ----------   ------------- --------- ---------------- ---------- -----------
Brian M. O'Hara.........   73,635          5.4       $73.00   December 4, 2008 $3,380,532 $ 8,566,932
 President and Chief        1,365(4)        --       $73.00   December 4, 2008 $   62,666 $   158,808
 Executive Officer of
 the Company
Mark E. Brockbank.......   40,000          2.9       $79.25     August 7, 2008 $1,993,595 $ 5,052,163
 Executive Vice            20,000          1.5       $73.00   December 4, 2008 $  918,186 $ 2,326,864
 President of the
 Company and Chief
 Executive Officer of
 The Brockbank Group plc
Robert J. Cooney........   38,625          2.8       $73.00   December 4, 2008 $1,773,247 $ 4,493,756
 Executive Vice             1,375(4)        --       $73.00   December 4, 2008 $   63,125 $   159,972
 President of the
 Company and President
 and Chief Executive
 Officer of XL Insurance
 Ltd
Robert R. Lusardi.......  140,500(3)       7.4       $61.50   December 1, 2007 $5,434,121 $13,771,130
 Executive Vice
 President                 16,035          1.2       $73.00   December 4, 2008 $  736,156 $ 1,865,563
 and Chief Financial       13,965(4)       1.0       $73.00   December 4, 2008 $  641,123 $ 1,624,733
 Officer of the Company
Henry C. V. Keeling.....   40,000          2.9       $79.25     August 7, 2008 $1,993,595 $ 5,052,163
 Executive Vice            20,000          1.5       $73.00   December 4, 2008 $  918,186 $ 2,326,864
 President of the
 Company and President
 and Chief Executive
 Officer of XL Mid Ocean
 Reinsurance Ltd

--------
  (1) All options were granted under the Company's 1991 Performance Incentive Program (excluding Mr. Lusardi's warrant).
    (2) Market price at date of grant.
  (3) Includes as options 40,500 shares issuable upon the exercise of a warrant dated as of December 1, 1997 which expires on November 30, 2007.
    (4) Incentive stock options.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

   The following table shows the options exercised during the last fiscal year by the five most highly paid executive officers together with the number and value of unexercised options at November 30, 1998:

                          Shares             Number of Securities      Value of Unexercised
                         Acquired Implied    Underlying Options at     In-the-Money Options
                            on     Value       November 30, 1998       at November 30, 1998
          Name           Exercise Realized Exercisable/Unexercisable Exercisable/Unexercisable
          ----           -------- -------- ------------------------- -------------------------
Brian M. O'Hara.........    --       --        588,832 / 259,856     $26,365,150 / $5,471,286
 President and Chief
 Executive Officer of
 the Company
Mark E. Brockbank.......    --       --          8,011 /  20,000     $   484,145 / $   42,500
 Executive Vice
 President of the
 Company and Chief
 Executive Officer of
 The Brockbank Group plc
Robert J. Cooney........    --       --        253,856 /  95,154     $12,610,448 / $1,181,055
 Executive Vice
 President of the
 Company and President
 and Chief Executive
 Officer of XL Insurance
 Ltd
Robert R. Lusardi.......    --       --         73,834 /  96,666     $ 1,005,988 / $  972,074
 Executive Vice
 President and Chief
 Financial Officer of
 the Company
Henry C. V. Keeling.....    --       --         33,483 /  32,485     $   893,262 / $  277,780
 Executive Vice
 President of the
 Company and President
 and Chief Executive
 Officer of XL Mid Ocean
 Reinsurance Ltd

   No options have adjustable exercise prices.

                            RESTRICTED STOCK GRANTS

   The following table shows the restricted stock grants held by the five most highly paid executive officers at November 30, 1998:

                                           No. of
                                         Restricted
                                      Stock Grants at    Value of Restricted
                                        November 30,       Stock Grants at
                                            1998          November 30, 1998
                Name                  Vested/Unvested      Vested/Unvested
                ----                  ---------------- -----------------------
Brian M. O'Hara...................... 91,000 / 128,800 $6,836,375 / $9,676,100
 President and Chief Executive
 Officer of the Company
Mark E. Brockbank....................     -- /  17,768         -- / $1,334,821
 Executive Vice President of the
 Company and Chief Executive Officer
 of The Brockbank Group plc
Robert J. Cooney..................... 55,000 /  43,000 $4,131,875 / $3,230,375
 Executive Vice President of the
 Company and President and Chief
 Executive Officer of XL Insurance
 Ltd
Robert R. Lusardi....................     -- /  28,000         -- / $2,103,500
 Executive Vice President and Chief
 Financial Officer of the Company
Henry C. V. Keeling..................  6,265 /  17,530 $  470,658 / $1,316,941
 Executive Vice President of the
 Company and President and Chief
 Executive Officer of XL Mid Ocean
 Reinsurance Ltd

   Existing Employment Agreements and Termination of Employment and Change-in-Control Arrangements. The Company or one of its subsidiaries has entered into employment agreements with two of its executive officers: Mr. Keeling, as Executive Vice President of the Company and President and Chief Executive Officer of XL Mid Ocean Reinsurance Ltd ("XLMORE"), and Mr. Brockbank, as Executive Vice President of the Company and Chief Executive Officer of The Brockbank Group plc ("Brockbank"), a wholly-owned subsidiary of the Company. Mr. Keeling resides in Bermuda, and Mr. Brockbank resides in England.

   Mr. Keeling's agreement provides for (i) a base salary which is subject to review for increase at the discretion of the Compensation Committee of the Board; (ii) an annual bonus determined by the Compensation Committee of the Board, based on criteria determined by the Compensation Committee of the Board; (iii) reimbursement for, or payment of, certain travel, living and other expenses; and (iv) the right to participate in such other employee or fringe benefit programs for senior executives as are in effect from time to time. Mr. Brockbank's agreement provides for (a) a base salary; (b) reimbursement for certain travel, subsistence and entertainment expenses; (c) payment of premiums for private medical health insurance for Mr. Brockbank;
(d) a death insurance benefit equal to four times his annual salary; (e) provision of permanent health insurance and (f) continued participation in the Brockbank Pension Scheme or equivalent payment to a personal pension plan in lieu thereof.

   Mr. Keeling's employment agreements expires on August 7, 2001. The employment agreement of Mr. Brockbank expires upon 12 months written notice from any party thereto, provided that, such agreement terminates automatically upon the last day of the month in which Mr. Brockbank attains the age of 65 years. Mr. Keeling's agreement shall be automatically extended for an additional period of one year unless the Company or Mr. Keeling provides written notice at least six months prior to the then-scheduled expiration date.

   Mr. Keeling's agreement further provides that, in the event of termination of his employment prior to the expiration date by reason of death or disability, Mr. Keeling (in the case of death, Mr. Keeling's spouse or estate) is entitled to receive his then-current base salary through the end of the month in which his employment terminated. Mr. Keeling's estate shall be entitled to any annual bonus awarded but not yet paid and a pro rata bonus for the year of death, if the Compensation Committee of the Board so determines.

   In the event of termination of his employment without cause, Mr. Keeling shall receive his then-current base salary for a period of one year following the date of termination, plus any annual bonus awarded but not paid, and other rights and benefits as determined in accordance with the applicable terms of the relevant benefit programs, including the right to exercise options granted. If Mr. Keeling's employment is terminated for cause, he is entitled to receive his base salary through the date on which such termination for cause occurs and such other benefits as determined in accordance with the applicable terms of any benefit programs, including the right to exercise options granted to him then vested. In the event Mr. Brockbank's employment is terminated for cause or by reason of disability, he is entitled to receive his base salary through the effective date of such termination. Each executive may voluntary terminate his employment prior to the expiration of the term and such termination shall be deemed a termination for cause.

   If Mr. Keeling is terminated (other than for cause) within the 12-month period following a Change in Control (as defined in his employment agreement) or terminates during such period for Good Reason (as defined in his employment agreement), he has the right to terminate his employment in the case of altered duties, and, in both cases, he shall receive his current base salary and employee benefits for a period of two years, an amount equal to two times the largest annual bonus awarded to him in the three years prior to a Change in Control, the pro rata portion of the annual bonus that would have been paid to him for the year in which the Change in Control occurs and the right to exercise options granted.

   Mr. Keeling's agreement provides for a minimum annual bonus of $50,000. In addition, two other officers of XLMORe and all of the employees of Brockbank have employment agreements.

   All grants of restricted shares and share options under the Company's incentive compensation plans automatically vest upon a Change in Control (as defined in such plans).

Compensation Committee Interlocks and Insider Participation

   Mr. Newhouse, a member of the Compensation Committee, provides certain strategic consulting services to the Company and its subsidiaries pursuant to a consulting agreement expiring on October 31, 2000. See "Board of Directors-- Certain Transactions".

   Mr. Clements, a member of the Compensation Committee of the Company, is a consultant to MMCC and has been the Chairman of Risk Capital Holdings, Inc., the parent company of RCRe, since its formation in 1995. See "Board of Directors -- Certain Transactions."

Compensation Committee Report

   The Board of Directors and the Compensation Committee believe that the Company's success requires well qualified individuals, who are creative, energetic and highly motivated and who relate well to the Company's customers and each other. The Compensation Committee is aware of the challenge of attracting and keeping such people in offshore, higher-cost communities, such as Bermuda and London. Our compensation policies are designed to attract, retain and motivate the people the Company needs, in the locations where it conducts its business.

   The competitiveness of the compensation package is tested against peer companies in the United States with adjustments, when appropriate, to reflect offshore location. The Company's staff is relatively small and highly skilled and hence pay positioning is set well above the median of peer companies.

   In order to align the interests of senior management with the intersts of shareholders, a significant percentage of an executive's compensation is at risk through ownership of stock and options and through year-end cash and stock awards. Performance targets are agreed prospectively each year and awards are made shortly after completion of the fiscal year, based on individual and corporate performance against such targets.

   Major factors considered in making awards to the Chief Executive Officer and senior management include the following:

    (a) share performance relative to a peer group;

    (b) strategic steps to defend and grow the value of the business in a rapidly changing environment (including application of technology and development of new business and risk transfer opportunities in the capital markets);

    (c) growth and development of the management team; and

    (d) operating performance in the core business, such as premium growth, combined ratio, retention rate and investment performance.

In making final awards to senior management, subjective factors also play a major role.

   This year, the Compensation Committee worked closely with Pearl Meyer & Partners, a leading compensation and benefits consultant, to review the competitiveness of pay levels, to advise on the effectiveness and design of the Company's incentive compensation plans and to assist in establishing appropriate pay and performance measures.

                                          Robert Clements
                                          Robert V. Hatcher, Jr.
                                          Robert J. Newhouse
                                          John Weiser, Chairman

Performance Graph

   Set forth below is a line graph comparing the yearly dollar change in the cumulative total Shareholder return on the Company's Shares (assuming reinvestment of dividends) from July 19, 1991 (the date on which the Company's Shares were first listed on the New York Stock Exchange) through November 30, 1998 as compared to the cumulative total return of the Standard & Poor's 500 Stock Index and the cumulative total return of the Standard & Poor's Property Casualty Index.

                       [PERFORMANCE GRAPH APPEARS HERE]


         XL Capital   S&P 500   S&P Prop Casu
Jul-91          100       100             100
Nov-91        106.3      98.9            94.6
May-92        119.1     111.1            99.1
Nov-92        158.8     117.1           124.2
May-93        165.3       124           129.1
Nov-93        154.8     128.9           126.6
May-94        152.4     129.2           125.8
Nov-94        137.8     130.3           120.7
May-95        174.5     155.3           146.8
Nov-95        236.1     178.4           175.1
May-96        265.9     199.4           175.6
Nov-96        294.5       228           221.1
May-97        349.4       258           252.9
Nov-97        491.8       293           289.4
May-98        608.6     330.5           301.3
Nov-98        614.8     355.1           277.9

                   II. SELECTION OF INDEPENDENT ACCOUNTANTS

   The Audit Committee and the Board of Directors have recommended the appointment of PricewaterhouseCoopers LLP, New York, New York, as the independent Auditors of the Company for the fiscal year ending November 30, 1999. Representatives of the firm are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

   Your Board of Directors recommends a vote FOR the proposal to appoint PricewaterhouseCoopers LLP, New York, New York.

              III. STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

   Shareholder proposals intended for inclusion in the Proxy Statement for the 2000 Annual General Meeting of Shareholders should be sent to the Company's Secretary at Cumberland House, One Victoria Street, Hamilton HM 11, Bermuda and must be received by October 31, 1999. In addition, if a shareholder intends to present a proposal at the 2000 Annual General Meeting other than pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, and if the proposal is not received by the Company's Secretary by January 10, 2000, then the proxies designated by the Board of Directors of the Company for the 2000 Annual General Meeting of Shareholders may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the Proxy Statement for such meeting or on the proxy card for such meeting.

   Any Shareholder entitled to vote at a meeting may nominate persons for election as Directors if written notice of such intent is delivered or mailed, postage prepaid, and received by the Secretary at the principal executive offices of the Company not less than 5 days nor more than 21 days before the date appointed for such meeting. The shareholder notice must include the following information about the proposed nominee: (a) name, age, and business and residence addresses; (b) principal occupation or employment; (c) class and number of Shares or securities of the Company beneficially owned; and (d) any other information required to be disclosed in solicitations of proxies pursuant to Regulation 14A of the Securities Exchange Act of 1934, including the proposed nominee's written consent to serve if elected. The notice must also include information on the Shareholder making the nomination, including such Shareholder's name and address as it appears on the Company's books and the class and number of Shares of the Company beneficially owned. The nomination of any person not made in compliance with the foregoing procedures shall be disregarded.

                               IV. OTHER MATTERS

   While management knows of no other issues, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy form to vote the proxy in accordance with their judgment on such matters.

Proxy Solicitation

   The Company will bear the cost of this solicitation of proxies. Proxies may be solicited by mail, personal interview, telephone and telegraph by Directors, officers and employees of the Company and its subsidiaries without receiving additional compensation. In addition to the foregoing, the Company has retained Georgeson & Company Inc. to assist in the solicitation of proxies for a fee of approximately $10,000 plus reasonable out-of-pocket expenses and disbursements of that firm. Upon request the Company will also reimburse brokers and others holding stock in their names, or in the names of nominees, for forwarding proxy materials to their principals.

   The Company will furnish, without charge to any Shareholder, a copy of its Form 10-K Report that it files annually with the Securities and Exchange Commission. A copy of this report for the fiscal year ended November 30, 1998 may be obtained upon written request to the Company's Secretary at Cumberland House, One Victoria Street, Hamilton HM 11, Bermuda.

                                          As ordered,

                                          /S/ Brian M. O'Hara
                                          President and Chief Executive
                                           Officer

                             PROXY--XL CAPITAL LTD

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS for the Annual General Meeting of Shareholders to be held on April 9, 1999

PROXY

     The undersigned Shareholder of XL CAPITAL LTD hereby appoints Brian M. O'Hara or, failing him, Paul S. Giordano to be its proxy and to vote for the undersigned on all matters arising at the meeting or any adjournment thereof and to represent the undersigned at the Annual General Meeting of Shareholders of XL CAPITAL LTD to be held on April 9, 1999 in Hamilton, Bermuda.

     THE SHARES REPRESENTED HEREBY WILL BE VOTED WITH THE INSTRUCTIONS CONTAINED HEREIN AND IN THE DISCRETION OF THE PROXY HOLDERS WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE GENERAL MEETING OR ANY ADJOURNMENT THEREOF, IF NO INSTRUCTION IS GIVEN, THE SHARES WILL BE VOTED "FOR" ITEMS 1 AND 2 ON THE REVERSE HEREOF, SUCH ITEM BEING FULLY DESCRIBED IN THE NOTICE OF SUCH MEETING AND THE ACCOMPANYING PROXY STATEMENT, RECEIPT OF WHICH ARE ACKNOWLEDGED. THE UNDERSIGNED RATIFIES AND CONFIRMS ALL THAT SAID PROXIES OR THEIR SUBSTITUTES MAY LAWFULLY DO BY VIRTUE HEREOF.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

      (Continued, and to be marked, dated and signed, on the other side)

[X] Please mark your vote
    as indicated in this example.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder and in the discretion of the proxy holders with respect to any other matters that may properly come before the Annual General Meeting or any adjournments thereof. If no direction is made, this proxy will be voted for Proposals 1 and 2 and in the discretion of the proxy holders with respect to any other matters that may properly come before the Annual General Meeting or any adjournments thereof.
--------------------------------------------------------------------------------
       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

                                          FOR    AGAINST
1. To elect the following six nominees    [  ]     [  ]
   as Class I Directors to hold office
   R. Clements     P. Jeanbart
   M. P. Esposito  C. Rance
   R. Glauber      E. Thrower

(Instructions: To withhold authority to vote for any nominee listed, write that nominee's name in the space provided below)

--------------------------------------------------------------------------------

                                           FOR    AGAINST   ABSTAIN
2. To appoint                              [  ]     [  ]      [  ]
   PricewaterhouseCoopers LLP,
   New York, New York, to act as
   the Independent Auditors of the
   Company for the fiscal year
   ending November 30, 1999.

   DATE:                         , 1999
        -------------------------

   ------------------------------------

   ------------------------------------
               SIGNATURE(S)

   IMPORTANT: Please sign exactly as your name(s) appear(s) hereon. If you are acting as attorney-in-fact, corporate officer, or in a fiduciary capacity, please indicate the capacity in which you are signing.